EXHIBIT 15.1

The Board of Directors and Stockholder

Federal Express Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-86342-16) of Federal Express Corporation and in the related Prospectus of our report dated December 15, 2004, relating to the unaudited condensed consolidated interim financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended November 30, 2004.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 15, 2004